DREYFUS FLORIDA MUNICIPAL MONEY MARKET FUND


                        Assistant Secretary's Certificate


     The undersigned, Eric B. Fischman, Assistant Secretary of Dreyfus Florida Municipal Money Market Fund (the "Fund") hereby certifies that set forth below is a copy of the resolution adopted by the Fund's Board of Trustees by Written Consent dated August 30, 1995.

RESOLVED, that the Registration Statement and any and all amendments and supplements thereto, may be signed by any one of Frederick
C. Dey, Eric B. Fischman, Ruth D. Leibert and
John Pelletier as the attorney-in-fact for the proper officers of the Fund, with full power of substitution and resubstitution; and that the appointment of each of such persons as such attorney-in-fact hereby is authorized and approved; and that such attorneys-in-fact, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such Registration Statement and any and all amendments and supplements thereto, as fully to all intents and purposes as the officer, for whom he is acting as attorney-in-fact, might or could do in person.

      IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Fund on October 24, 1995.



                                      ________________________________
                                      Eric B. Fischman
                                      Vice President and Assistant
Secretary


(SEAL)